Exhibit 99.1

For Immediate Release

Investor Relations: Michael Barkin, (303) 404-1800, mbarkin@vailresorts.com

Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts and Whistler Blackcomb Complete Strategic Combination

BROOMFIELD, Colo. and WHISTLER, British Columbia, Oct. 17, 2016—Vail Resorts, Inc. (NYSE: MTN) (“Vail Resorts”) and Whistler Blackcomb Holdings Inc. (“Whistler Blackcomb”) today announced the completion of a strategic combination joining Whistler Blackcomb with Vail Resorts by way of plan of arrangement (“the Arrangement”). Under the terms of the transaction, Vail Resorts acquired 100 percent of the stock of Whistler Blackcomb, whose shareholders received C$17.50 in cash and 0.097294 shares of Vail Resorts common stock (or for some holders, securities convertible into common stock) for each Whistler Blackcomb share held. Whistler Blackcomb is now wholly owned by Vail Resorts.

In connection with the completion of the Arrangement, Vail Resorts is also pleased to announce that Michele Romanow, a former member of the Whistler Blackcomb board of directors, has been appointed to the board of directors of Vail Resorts.

Rob Katz, chairman and chief executive officer of Vail Resorts said, “Our mission at Vail Resorts is to deliver an Experience of a Lifetime to our guests and our employees, and this transaction is a significant milestone in making that experience even more special. Whistler Blackcomb is one of the most iconic mountain resorts in the world and we are tremendously excited to welcome the resort and the talented team who work there to the Vail Resorts family. Dave Brownlie and the team at Whistler Blackcomb have built an excellent operation that delivers amazing guest experiences, and we intend to continue to support that work while maintaining the resort’s unique brand and Canadian identity. We look forward to working with the Whistler Blackcomb team to ensure the long-term success of the resort and the community.”

With the completion of the acquisition, the common shares of Whistler Blackcomb will be de-listed from the Toronto Stock Exchange (“TSX”) at the close of trading on Oct. 17, 2016.

Eligible Whistler Blackcomb shareholders who, prior to the election deadline on Oct. 12, 2016, made valid elections to do so, will receive the share portion of the consideration in the form of shares (“Exchangeable Shares”) in 1068877 B.C. Ltd. (“Exchangeco”), a Canadian subsidiary of Vail Resorts.  Each whole Exchangeable Share is exchangeable into one Vail Resorts common share.  Conditional approval for the listing of the Exchangeable Shares on the TSX has been obtained, however, listing remains conditional upon fulfillment of all the requirements of listing, including the distribution of the Exchangeable Shares to a minimum number of public shareholders. Vail Resorts intends to provide notice by means of a news release of whether such requirements have been fulfilled and whether the Exchangeable Shares will be listed on the TSX.

It is expected that Whistler Blackcomb and Exchangeco will amalgamate to form a new company (“Amalco”) after the close of trading on October 17, 2016 and that Amalco will thereafter change its name to Whistler Blackcomb Holdings Inc.

Information for Whistler Blackcomb Shareholders

Registered holders of Whistler Blackcomb shares are reminded that they must properly complete, sign and return the Letter of Transmittal, along with their share certificate(s), to Computershare Trust Company of Canada, as depositary, in order to receive the cash and share consideration they are entitled to under the Arrangement. Holders of Whistler Blackcomb common shares who hold their shares through a broker, investment dealer or other intermediary should carefully follow the instructions provided by such broker, investment dealer or other intermediary.

About Vail Resorts, Inc. (NYSE: MTN)

Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate ten world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher in Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements, including statements regarding our expectations regarding the amalgamation of Whistler Blackcomb and Exchangeco, the change of name of Exchangeco, the timing of delisting of the Whistler Blackcomb common shares, Vail Resort’s intentions regarding operations and the anticipated benefits of the Arrangement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to Vail Reports’ ability to realize anticipated benefits of the Arrangement and ability and timing to satisfy the conditions for listing of the Exchangeable Shares and delisting of the Whistler Blackcomb common shares. Additional information on these and other factors are included in reports filed by Vail Resorts with the Securities and Exchange Commission including Vail Resorts’ Annual Report on Form 10-K for the fiscal year ended July 31, 2016.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

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